EXHIBIT 5.1
[Letterhead of Gibson, Dunn & Crutcher]
November 21, 2007

(415) 393-8200	C 89696-00004

(415) 986-5309
SCM Microsystems, Inc.
Oskar-Messter-Str. 13
85737 Ismaning
Germany
Re:	SCM Microsystems, Inc. Registration Statement on Form S-8
Ladies and Gentlemen:
     We have examined the Registration Statement on Form S-8, as amended (the “Registration Statement”), of SCM Microsystems, Inc., a Delaware corporation (the “Company”), to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to 1,500,000 shares of the Company’s common stock, par value $0.001 per share, (the “Shares”) that may be issued pursuant to the Company’s 2007 Stock Option Plan (the “Option Plan”).
     We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, and assuming that the Registration Statement becomes effective pursuant to the provisions of the Securities Act, we are of the opinion that the Shares, when issued and paid for in accordance with the terms of the Option Plan, will be validly issued, fully paid and non-assessable.
     We are admitted to practice in the State of California, and are not admitted to practice in the State of Delaware. However, for the limited purpose of our opinions set forth above, we are generally familiar with the General Corporation Law of the State of Delaware (the “DGCL”) as presently in effect and have made such inquiries as we consider necessary to render this opinion with respect to a Delaware corporation. This opinion letter is limited to the laws of the State of California and the DGCL, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdictions be changed after the date hereof by legislative action, judicial decision or otherwise.
     We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours, GIBSON, DUNN & CRUTCHER LLP